Exhibit 10.22
Non-Employee Director Compensation
     Each non-employee director receives an annual retainer of $10,000 for his or her services as a director. The Chairman of the Board of Directors receives an additional $25,000 for his services as Chairman. Each non-employee director receives $3,500 for each Board meeting that he or she attends in person and $1,500 for each Board meeting that he or she attends via telephone. Each non-employee director also receives $1,000 for each meeting of the Compensation Committee or the Nominating and Corporate Governance Committee that he or she attends and $2,500 for each meeting of the Audit Committee that he or she attends, whether in person or via telephone, except that the Chair of the Audit Committee receives $3,500 for each Audit Committee meeting that he attends, the Chair of the Compensation Committee receives $2,000 for each Compensation Committee meeting that he attends and the Chair of the Nominating and Corporate Governance Committee receives $2,000 for each Nominating and Corporate Governance Committee meeting that he attends.
     From time to time, the Board of Directors of the Company may form ad hoc committees. Each non-employee director who serves on an ad hoc committee receives $1,000 for each meeting of the ad hoc committee that he or she attends, whether in person or via telephone, except that the Chair of any ad hoc committee receives $2,000 for each such meeting that he or she attends. In addition, the Company pays each non-employee director $2,500 for each director education session conducted by the Company that the director attends in person and $1,000 for each director education session attended via telephone. Non-employee directors are compensated for attending meetings of the Board of Directors and committees of the Board only if the duration of those meetings exceeds one hour. The Company also reimburses each non-employee director for his or her out-of-pocket expenses incurred in attending Board of Directors’ meetings and committee meetings.
     On the date of each annual meeting of shareholders, each non-employee director who is elected or reelected to the Board of Directors, or who otherwise continues as a director, automatically receives on the date of the annual meeting of shareholders a grant of that number of shares of restricted common stock having an aggregate fair market value on such date equal to an amount that is adjusted annually for changes in the Consumer Price Index, or CPI. In 2006, each non-employee director received shares of common stock having an aggregate value of $12,350.
     Each grant of restricted stock vests in equal one-third increments on the date of grant and, if the grantee is still a director, the first and second anniversaries of the date of grant. Until the earlier of (i) five years from the date of grant and (ii) the date on which the non-employee director ceases to serve as a director, no restricted stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Upon termination of a non-employee director’s service as a director for any reason other than death, disability or retirement, all shares of his or her unvested restricted stock will be forfeited. Upon termination of a non-employee director’s service as a director due to death, disability or retirement, all shares of his or her restricted stock will vest immediately.

Named Executive Officer Compensation
The 2007 base salary of each of the Company’s named executive officers, as determined by the Compensation Committee of the Company’s Board of Directors in accordance with the terms and conditions of their respective employment agreements, the forms of which have previously been filed by the Company, are set forth below. The 2007 base salaries were effective as of January 1, 2007.

2007 Salary
Ken P. McDonald.	$510,000
Claire M. Gulmi.	350,000
David L. Manning	350,000
Frank J. Coll	295,000
Royce D. Harrell	230,000
In addition, the named executive officers participate in cash bonus plans as approved from time to time by the Compensation Committee, are eligible to receive awards pursuant to the Company’s equity incentive plans and participate in the Company’s non-qualified deferred compensation plan.